                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



               Date of Report (Date of earliest event reported):
                    September 29, 1994 (September 29, 1994)



                             TORCHMARK CORPORATION
            (Exact name of registrant as specified in its charter)


        Delaware                    1-8052                   63-0780404
    (State or other              (Commission               (IRS employer
    jurisdiction of              file number)           identification no.)
    incorporation)


              2001 Third Avenue South, Birmingham, Alabama 35233
              (Address of principal executive offices) (Zip code)


              Registrant's telephone number, including area code:
                                (205) 325-4200






 Page 1 of __ sequentially numbered pages. The Index to Exhibits is located on sequentially numbered page 3.

Item 5.  Other Events.

     On September 15, 1994, Torchmark Corporation ("Torchmark") and American Income Holding, Inc. ("American Income") signed a definitive Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which a Torchmark subsidiary has commenced a cash tender offer for all of the outstanding common stock of American Income for $35 in cash per share of American Income common stock. Any shares of American Income common stock not tendered in the tender offer will be purchased for cash at $35 per share pursuant to a statutory merger. The tender offer is subject to a condition that Torchmark acquire at least 51% of the outstanding shares of American Income common stock on a fully diluted basis. The tender offer and merger are also subject to approval by all necessary insurance regulatory authorities and other customary conditions. Holders of approximately 41% of the American Income shares, including Bernard Rapoport, the Chairman of the Board of American Income, Charles B. Cooper, the President of American Income, and Golder, Thoma, Cressey Fund III Limited Partnership, have agreed to tender their shares to Torchmark and have granted Torchmark an option to acquire their shares under certain conditions.

     Torchmark intends to finance the acquisition with a combination of the proceeds of a proposed public offering of monthly income preferred securities and bank financing, as well as with internal funds.

     Included as exhibits to this Current Report on Form 8-K are (i) historical Consolidated Financial Statements of American Income as of December 31, 1992 and 1993 and for each of the three years ended December 31, 1993, (ii) historical Consolidated Financial Statements of American Income as of June 30, 1994 and for the three-month and six-month periods ended June 30, 1994 and (iii) Pro Forma Consolidated Condensed Financial Statements (Unaudited) of Torchmark and American Income. Information with respect to American Income and the historical financial information of American Income was provided by American Income.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)  Financial Statements of Business to be Acquired.

         1. Consolidated Financial Statements of America Income as of December 31, 1992 and 1993 and for each of the three years ended December 31, 1993.

         2. Consolidated Financial Statements of American Income as of June 30, 1994 and for the three-month and six-month periods ended June 30, 1994.

    (b)  Pro Forma Financial Information

         1. Pro Forma Consolidated Condensed Financial Statements (Unaudited) of Torchmark and American Income.

    (c)  Exhibits.

         23. Consent of KPMG Peat Marwick LLP.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       TORCHMARK CORPORATION


Date:  September 29, 1994              By:  /s/ Carol A. McCoy
                                           ------------------------------
                                       Name:   Carol A. McCoy
                                             ----------------------------
                                       Title:   Secretary
                                              ---------------------------

                                                                    Item 7(a)(1)

                 AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Independent Auditors' Report.............................................   F-2

Consolidated Balance Sheets as of December 31,
     1992 and 1993.......................................................   F-3

Consolidated Statements of Earnings for the years
     ended December 31, 1991, 1992 and 1993..............................   F-4

Consolidated Statements of  Stockholders' Equity for
     the years ended December 31, 1991,
     1992 and 1993.......................................................   F-5

Consolidated Statements of Cash Flows for the years
     ended December 31, 1991, 1992 and 1993..............................   F-6

Notes to Consolidated Financial Statements...............................   F-7

Financial Statement Schedules
- - -----------------------------

I    Summary of Investments..............................................  F-24

III  Condensed Financial Information of Parent..........................   F-25

V    Supplementary Insurance Information................................   F-29

VI   Reinsurance........................................................   F-30

VIII Valuation of Qualifying Accounts and Reserves......................   F-31


                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
American Income Holding, Inc.:

    We have audited the consolidated financial statements of American Income Holding, Inc. as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Income Holding, Inc. and subsidiaries as of December 31, 1992 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


                                                  KPMG Peat Marwick



Dallas, Texas
January 28, 1994

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
                           December 31, 1992 and 1993
                          CONSOLIDATED BALANCE SHEETS
           (Dollars in thousands, except share and per share amounts)



                                          ASSETS                                             1992      1993
                                                                                           --------  --------

Investments (notes 3 and 15):
   Fixed maturities, available for sale, at amortized cost
    (market of $338,936 in 1992 and $367,282  in 1993).................................    $339,830  $355,846
   Common stocks, at market (cost of $552 in 1992 and $497 in 1993)....................         654       772
   Preferred stocks, at market (cost of $1,439 in 1992 and $439 in 1993)...............       1,552       500
   Mortgage loans, less allowance for doubtful loans of $1,726 in 1992
     and 1993).........................................................................      18,427    16,271
   Policy loans, secured by cash values................................................      22,309    23,054
   Other loans and investments.........................................................      11,400     7,914
   Real estate.........................................................................       6,741     6,596
   Cash and cash equivalents...........................................................      20,641    40,946
                                                                                           --------  --------
Total investments......................................................................     421,554   451,899
Investment income due and accrued......................................................       6,294     5,510
Agents' balances and accounts receivable, less allowance for doubtful
  accounts of $6,094 in 1992 and $6,605 in 1993........................................      43,098    43,100
Deferred acquisition costs (note 4)....................................................      61,318    83,842
Cost of insurance acquired (note 4)....................................................     105,434    97,366
Goodwill...............................................................................       6,957     6,531
Property and equipment, net............................................................       1,778     1,751
Other assets...........................................................................       2,329     1,507
                                                                                           --------  --------
    Total assets.......................................................................    $648,762  $691,506
                                                                                           ========  ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liability for future policy benefits-life policies (note 4)............................    $225,234  $245,349
Liability for future policy benefits-accident and health policies (note 4).............      26,055    26,702
Policy and contract claims.............................................................      15,920    15,965
Other policyholder funds...............................................................      49,767    57,530
Federal income taxes payable...........................................................       1,075       366
Deferred Federal income taxes (note 6).................................................      57,867    61,253
Notes payable (note 5).................................................................     100,000    80,000
Other liabilities......................................................................      10,269    12,105
                                                                                           --------  --------
    Total liabilities..................................................................     486,187   499,270
                                                                                           --------  --------

Stockholders' equity (notes 2,3,9,12, and 13):
  Common stock, $.01 par value, shares authorized-16,070,000 in 1992 and 1993, shares issued and outstanding-15,710,620 in
    1992 and 15,736,566 in 1993........................................................         157       157
  Common stock, paid in excess.........................................................      93,626    93,859
  Net unrealized investment gains......................................................         215       336
  Cumulative foreign currency translation adjustment...................................           -      (391)
  Retained earnings....................................................................      68,577    98,275
                                                                                           --------  --------
      Total stockholders' equity.......................................................     162,575   192,236
                                                                                           --------  --------
Commitments and contingencies (notes 5,7,9,10 and 13)
    Total liabilities and stockholders' equity.........................................    $648,762  $691,506
                                                                                           ========  ========

          See accompanying notes to consolidated financial statements.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
                  Years Ended December 31, 1991, 1992 and 1993
                      CONSOLIDATED STATEMENTS OF EARNINGS
                (Dollars in thousands, except per share amounts)

                                                                           1991          1992        1993
                                                                         ----------   ----------  ----------
Revenues (notes 3 and 11):                                               (Restated-
                                                                           Note 15)
 Premiums...........................................................       $129,922    $138,524    $151,612
 Net investment income..............................................         33,333      35,201      32,107
 Net realized investment gains (losses).............................          2,966        (304)       (229)
 Other..............................................................          3,197       1,723       2,261
                                                                           --------    --------    --------
    Total revenues..................................................        169,418     175,144     185,751
                                                                           --------    --------    --------
Benefits and expenses:
 Death benefits.....................................................         18,036      19,078      22,259
 Accident and health benefits.......................................         15,210      15,760      15,217
 Surrender benefits and other fund withdrawals......................         13,320      13,269      12,693
 Increase in reserves for life and accident and health policies
  and contracts.....................................................         14,839      17,523      20,859
 Interest and other payments on policies and contract funds.........          3,228       3,355       3,931
 Amortization of deferred acquisition costs.........................         14,103      15,377      16,825
 Amortization of cost of insurance acquired.........................         10,228       8,820       8,068
 Commissions........................................................         11,529      12,674      13,545
 Other operating expenses...........................................         11,458      12,722      11,838
                                                                           --------    --------    --------
  Total benefits and expenses.......................................        111,951     118,578     125,235
                                                                           --------    --------    --------
  Earnings from insurance operations before Federal income taxes, extraordinary charges and effect of change in accounting
   principle........................................................         57,467      56,566      60,516
Corporate expenses:
 Amortization of goodwill...........................................            800         500         426
 Interest expense...................................................         19,479       8,142       4,189
                                                                           --------    --------    --------
  Total corporate expenses..........................................         20,279       8,642       4,615
                                                                           --------    --------    --------
  Earnings before Federal income taxes, extraordinary charges and
   effect of change in accounting principle.........................         37,188      47,924      55,901
Federal income taxes (note 6):
 Current............................................................         10,939      15,983      18,059
 Deferred...........................................................            747        (589)      3,417
                                                                           --------    --------    --------
  Total Federal income taxes........................................         11,686      15,394      21,476
                                                                           --------    --------    --------
 Earnings before extraordinary charges and effect of change in
  accounting principle..............................................         25,502      32,530      34,425
Preferred stock dividends...........................................            842         187           -
                                                                           --------    --------    --------
Net earnings applicable to common stock before extraordinary
 charges and effect of change in accounting principle...............         24,660      32,343      34,425
   Extraordinary charges, net of tax (note 14)......................              -      (4,885)       (638)
   Effect of change in accounting principle (note 6)................         (4,624)          -           -
                                                                           --------    --------    --------
        Net earnings applicable to common stock.....................       $ 20,036    $ 27,458    $ 33,787
                                                                           ========    ========    ========

Net earnings per common share:
 Net earnings applicable to common stock before extraordinary
  charges and effect of change in accounting principle..............       $   2.14    $   2.12    $   2.14
 Extraordinary charges, net of tax (note 14)........................              -       (0.32)      (0.04)
 Effect of change in accounting principle (note 6)..................          (0.40)          -           -
                                                                           --------    --------    --------
    Net earnings per common share...................................       $   1.74    $   1.80    $   2.10
                                                                           ========    ========    ========

          See accompanying notes to consolidated financial statements.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
                 Years Ended December 31, 1991, 1992 and 1993
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   (In thousands, except per share amounts)



                                                                      Class B           Net        Cumulative
                                                Common Stock        Common Stock     unrealized     foreign                Total
                                               ----------------  ------------------
                                                         Paid                Paid    investment     currency               stock-
                                                          in                  in        gains     translation   Retained   holders'
                                               Amount   excess    Amount    excess    (losses)     adjustment   earnings    equity
                                               ------  --------  --------  --------  -----------  ------------  ---------  ---------


Balance, December 31, 1990                       $ 85   $11,165     $ 51   $ 3,964         $(44)        $   -    $23,412   $ 38,633
Conversion of Class B Common stock to
 common stock                                      15     2,266      (29)   (2,252)           -             -          -          -
Net earnings applicable to common
 stock                                              -         -        -         -            -             -     20,036     20,036
Change in net unrealized investment
 gains (losses)                                     -         -        -         -          183             -          -        183
                                                 ----   -------  -------   -------   ----------   -----------    -------   --------

Balance, December 31, 1991                        100    13,431       22     1,712          139             -     43,448     58,852

Issuance of Common Stock                           40    70,157        -         -            -             -          -     70,197
Conversion of Class B common stock to
 common stock                                      11     1,723      (22)   (1,712)           -             -          -          -
Conversion of preferred stock to
 common stock                                       3     6,438        -         -            -             -          -      6,441
Exercise of stock options                           3       587        -         -            -             -          -        590
Tax benefits related to stock options
 exercised                                          -     1,290        -         -            -             -          -      1,290
Net earnings applicable to common
 stock                                              -         -        -         -            -             -     27,458     27,458
Change in net unrealized investment
 gains (losses)                                     -         -        -         -           76             -          -         76
Dividends to stockholders ($.15/share)              -         -        -         -            -             -     (2,329)    (2,329)

                                                 ----   -------  -------   -------   ----------   -----------    -------   --------

Balance at December 31, 1992                      157    93,626        -         -          215             -     68,577    162,575

Exercise of stock options                           -       170        -         -            -             -          -        170
Tax benefits related to stock options
 exercised                                          -        63        -         -            -             -          -         63
Net earnings applicable to common
 stock                                              -         -        -         -            -             -     33,787     33,787
Change in net unrealized investment
 gains (losses)                                     -         -        -         -          121             -          -        121
Change in cumulative foreign currency
 translation adjustment                             -         -        -         -            -          (391)         -       (391)

Dividends to stockholders ($.26/share)              -         -        -         -            -             -     (4,089)    (4,089)

                                                 ----   -------  -------   -------   ----------   -----------    -------   --------

Balance, December 31, 1993                       $157   $93,859        -         -         $336         $(391)   $98,275   $192,236
                                                 ====   =======  =======   =======   ==========   ===========    =======   ========



         See accompanying notes to consolidated financial statements.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
                 Years Ended December 31, 1991, 1992, and 1993
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)


                                            1991           1992          1993
                                       --------------  ------------  ------------
Cash flows from operating activities:     (Restated-
                                           Note 15)
 Earnings before extraordinary
  charges and effect of change in
  accounting
  principle..........................      $  25,502     $  32,530     $  34,425
  Adjustments to reconcile earnings
   to net cash provided by operating
   activities
   Amortization of deferred policy
    acquisition costs................         14,103        15,377        16,825
   Amortization of cost of insurance
    acquired.........................         10,228         8,820         8,068
   Deferred policy acquisition
    costs............................        (31,929)      (34,440)      (39,517)
   Increase in future policy
    benefits.........................         14,839        17,523        20,859
   (Increase) decrease in agents'
    balances and accounts
    receivable.......................         (1,068)       (3,482)           (2)
   Decrease (Increase) in Federal
    income tax payable...............              -             -          (709)
   Amortization of discount on
    investments......................         (2,429)       (4,718)       (2,076)
   Amortization of goodwill..........            800           500           426
   Net realized investment losses
    (gains)..........................         (2,966)          304           229
   Deferred Federal income taxes.....            747          (589)        3,417
   Depreciation on property,
    equipment and real estate........            220           416           352
   Interest on policy loans..........         (1,213)       (1,379)       (1,424)
   Decrease (increase) in accrued
    investment income................          1,513        (1,255)          784
   Increase in claims and other
    policyholder funds...............          4,581         7,043         7,808
   Increase (decrease) in other
    liabilities......................          2,750        (1,054)        1,363
   Decrease (increase) in other
    assets...........................          1,647           626           513
   Tax benefit related to
    extraordinary charges (note 14)..              -         2,516           344
   Tax benefit related to stock
    options exercised................              -         1,290            63
   Other noncash charges in income,
    net..............................           (457)          495          (663)
                                           ---------     ---------     ---------
       Net cash provided by
        operating activities.........         36,868        40,523        51,085
                                           ---------     ---------     ---------
Cash flows from investing activities:
 Purchases of fixed maturities.......       (266,857)     (179,206)     (102,224)
 Purchases of equity securities......           (149)       (3,900)            -
 Sales of fixed maturities...........        223,370        69,229         9,852
 Maturities, calls and repayments of
  fixed maturities...................         35,867        79,570        76,750
 Sales of equity securities..........            166         3,683         1,480
 Funding of loans....................           (465)         (367)         (422)
 Real estate and other investments
  acquired...........................         (6,999)          (84)          (55)
 Real estate and other investments
  sold...............................              -             -         3,500
 Repayment of loans and other
  investments........................          2,167         3,762         3,423
 Purchase of property and equipment..           (163)         (137)         (233)
 Change in policy loans..............           (381)          177           679
                                           ---------     ---------     ---------
      Net cash used in investing
       activities....................        (13,444)      (27,273)       (7,250)
                                           ---------     ---------     ---------
Cash flows from financing activities:
 Debt issuance costs.................              -        (1,712)            -
 Prepayment penalty-subordinated
  debt...............................              -        (1,000)            -
 Proceeds from long-term debt........              -       105,000        13,500
 Cash dividends paid.................              -        (1,543)       (3,616)
 Proceeds from issuance of common
  stock..............................              -        70,197             -
 Exercise of stock options...........              -           590           170
 Repayment of long-term debt.........         (8,000)     (184,600)      (33,500)
                                           ---------     ---------     ---------
      Net cash used by financing
       activities....................         (8,000)      (13,068)      (23,446)
                                           ---------     ---------     ---------
Effect of exchange rate changes on
 cash:                                             -             -           (84)
                                           ---------     ---------     ---------
Net increase (decrease) in cash and
 cash equivalents:                            15,424           182        20,305
Cash and cash equivalents:
  Beginning of period................          5,035        20,459        20,641
                                           ---------     ---------     ---------
  End of period......................      $  20,459     $  20,641     $  40,946
                                           =========     =========     =========
Supplementary disclosures of cash
 flow information:
 Interest paid.......................      $  18,955     $   9,699     $   3,913
                                           =========     =========     =========
 Income taxes paid...................      $   7,226     $  13,073     $  18,361
                                           =========     =========     =========
Noncash financing activities:
 Conversion of redeemable preferred
  stock to common stock..............              -     $   6,441             -
                                           =========     =========     =========
 Conversion of Class B common stock
  to common stock....................      $   2,281     $   1,734             -
                                           =========     =========     =========

         See accompanying notes to consolidated financial statements.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       December 31, 1991, 1992 and 1993

(1) Summary of Significant Accounting Policies

    (a)  Principles of Consolidation and Basis of Presentation

    The consolidated financial statements include the accounts of American Income Holding, Inc. (Company) and its wholly-owned subsidiaries, Trust Life Insurance Company (TLIC) and American Income Life Insurance Company (AILIC). All significant intercompany accounts and transactions have been eliminated.

    The Company is an insurance holding company engaged through its subsidiaries, TLIC, a Texas domiciled stock life company, and AILIC, an Indiana domiciled stock life company, in the marketing, underwriting and issuing of individual life and accident and health insurance. Through an agency force which sells exclusively for the Company, it markets policies principally to members of labor unions, credit unions and other employment related associations.

    (b) Cash and Cash Equivalents

    For the statements of cash flows, cash and cash equivalents include cash on hand and in banks, and all time and certificates of deposit with original maturities of three months or less.

    (c)  Investments

    Investments are recorded on the following basis except when an investment's decline in value is other than temporary, at which time the decrease in value is recognized currently as a realized investment loss. Realized gains or losses on sales of investments, determined on a specific identification basis, are included in revenue.

. Management generally acquires fixed maturities with the intention to hold such investments to maturity. The investment strategies of the Company are developed based on many factors including rate of return, maturity, credit risk, tax considerations and regulatory requirements. Although the Company has the ability and intent to hold all of its investments to maturity, effective December 31, 1992, all fixed maturities are considered as held available for sale (carried at the lower of the aggregate amortized cost or market value as of the balance sheet date) to preserve management's prerogative to sell individual securities if deemed necessary to support the Company's investment strategies.

. Common stocks and nonredeemable preferred stocks are carried at market. Net unrealized gains (losses) (differences between cost and market) are reflected in stockholders' equity.

. Mortgage loans on real estate are carried at amortized cost, less allowance for doubtful loans.

.   Policy loans are carried at unpaid principal balances.

.   Other loans and investments are carried at unpaid principal balances.

. Real estate is carried at the lower of cost less accumulated depreciation or fair value and consists of in-substance foreclosures and real estate acquired through foreclosure.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



    (d) Policy Acquisition Costs and Cost of Insurance Acquired

    The costs of acquiring new business, principally commissions and certain policy underwriting and issue costs, all of which vary with and are primarily related to the production of new business, have been deferred. Deferred acquisition costs for ordinary life policies are being amortized in proportion to the premium income over the lives of the related policies. Deferred acquisition costs relating to accident and health policies are being amortized over 20 years or the benefit period, if shorter.

    The value of insurance acquired at May 1, 1989, which is included in the cost of insurance acquired in the accompanying consolidated financial statements, was based upon the defined valuation premium method with the defined premium equal to 90% of the gross premium. The cost of insurance acquired for ordinary life policies is being amortized in proportion to the premium income over the lives of the related policies. The cost of insurance acquired relating to accident and health policies is being amortized over 20 years or the benefit period, if shorter.

    Deferred acquisition costs and cost of insurance acquired are reviewed for recoverability from future premium income and such capitalized costs that are deemed not recoverable are expensed in the period in which the determination is made.

    (e) Goodwill

    Goodwill is being amortized on a straight-line basis over 20 years.

    (f) Future Policy Benefits

    The liability for future policy benefits is computed by the net level premium method, based upon estimated future investment yield, mortality and/or morbidity and withdrawal rates.

    (g) Policy and Contract Claims

    The liability for policy and contract claims is based on the estimated ultimate cost of settling the claims, using past experience adjustments for current claim trends.

    (h) Foreign currency translation

    For foreign operations (Canada), the balance sheet accounts are translated into U.S. Dollars at the period end exchange rate and income and expense items are translated at the average exchange rate for the period. The resulting translation adjustments are included as a separate component of stockholders' equity. Exchange gains and losses are not material.

    (i) Premium Revenue

    Premiums are recognized as revenue over the premium paying period. Benefits and expenses are matched with earned premiums so as to result in the recognition of income over the term of the contract. This matching is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred policy acquisition costs.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


    (j) Income Taxes

    The Company files a separate Federal income tax return whereas the subsidiaries, TLIC and AILIC, file a consolidated tax return. In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax asset and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    The Company adopted Statement 109 in 1992 and has applied the provisions of Statement 109 retroactively to January 1, 1991. The cumulative effect of the change in the method of accounting for income taxes as of January 1, 1991 is reported separately in the 1991 consolidated statement of earnings (see note 6).

    (k) Net earnings per common share

    Net earnings per common share are computed by dividing net earnings applicable to common stock by the weighted average number of common shares and dilutive common stock equivalents outstanding during each period. The weighted average number of common shares and dilutive common stock equivalents used in the calculation of net earnings per common share was 11,507,019, 15,219,826 and 16,077,516 for the years ended December 31, 1991, 1992 and 1993, respectively.

(2) The Offering and the Recapitalization

    In March 1992, the Company completed an initial public offering of 4,000,000 shares of its common stock for $19.00 per share (the Offering), resulting in net proceeds of $70,197,000. Concurrent with the Offering, the Company's 15% redeemable preferred stock and accumulated dividends of $6,441,000 were converted into common stock at the public offering price ($19.00) and all shares of Class B common stock were converted into shares of common stock, resulting in the Company having only one class outstanding, the voting common stock. The Company also entered into a new credit facility (the New Credit Facility) with a syndicate of lending institutions (collectively, the Banks), pursuant to which the Banks provided an aggregate of $105.0 million under a new secured revolving loan facility, which, together with the proceeds of the Offering and additional corporate funds, enabled the Company to retire (i) the Subordinated Notes at 104.0% of the aggregate remaining principal amount thereof and (ii) the indebtedness under the then existing credit agreement. These various recapitalization transactions (collectively, the Recapitalization) were consummated simultaneously with each other and simultaneously with the Offering (see note 5).

                AMERICAN INCOME HOLDING, INC.  AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


(3)  Investments

     Net realized investment gains (losses) consist of the following (in thousands):


                                                 Years Ended December 31,
                                              ---------------------------------
                                                 1991        1992       1993
                                              ----------  ----------  ---------
Fixed maturities:                             (Restated)
 Gains......................................    $ 8,413     $ 2,409    $ 1,923
 Losses.....................................     (5,843)       (205)      (155)
Collateralized Mortgage Obligations-Planned
 Amortization Class Interest Only
 Certificates (PAC-IO Certificates):
 Gains......................................        721           -          -
 Losses.....................................          -      (2,567)    (2,400)
Equity securities:
 Gains......................................        987          96        212
 Losses.....................................       (561)          -          -
Other investments:
 Gains......................................        654         310        244
 Losses.....................................     (1,405)       (347)       (53)
                                                -------     -------    -------
                                                $ 2,966     $  (304)   $  (229)
                                                =======     =======    =======

   Net unrealized gains (losses) consist of the following (in thousands):


                                                   Years Ended December 31,
                                                ------------------------------
                                                 1991        1992       1993
                                                -------     -------    -------
Equity securities:                            (Restated)
 Gains......................................    $   149     $   224    $   357
 Losses.....................................        (10)         (9)       (21)
                                                -------     -------    -------
                                                $   139     $   215    $   336
                                                =======     =======    =======

   Net investment income consists of the following (in thousands):



                                                    Years Ended December 31,
                                                ------------------------------
                                                 1991        1992       1993
                                                -------     -------    -------
Investment income:                            (Restated)
 Fixed maturities...........................    $26,046     $28,363    $27,160
 Collateralized Mortgage Obligations-
  PAC-IO Certificates.......................      2,028       1,724        497
 Equity securities..........................        354         109         77
 Mortgage loans.............................      2,501       2,591      1,973
 Policy loans...............................      1,274       1,379      1,455
 Other investments..........................      2,349       2,437      2,298
                                                -------     -------    -------
    Subtotal................................     34,552      36,603     33,460
Investment expenses.........................     (1,219)     (1,402)    (1,353)
                                                -------     -------    -------
  Net investment income.....................    $33,333     $35,201    $32,107
                                                =======     =======    =======

    The Company's insurance subsidiaries have on deposit with the various regulatory authorities securities with aggregate carrying values of $9.7 million at December 31, 1993.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

  The amortized cost and estimated market values of investments in fixed maturities at December 31, 1993 are as follows (in thousands):

                                                Gross        Gross     Estimated
                                   Amortized  unrealized  unrealized    market
                                     cost       gains       losses       value
                                     ----       -----       ------       -----
U.S. Treasury securities and
 obligations of U.S. Government
 agencies........................   $  4,021     $   189     $     -    $  4,210
U.S. Government agencies
 mortgage-backed securities......     37,979       1,408        (147)     39,240
Debt securities issued by
 foreign governments.............      9,539         439           -       9,978
Corporate securities.............     93,858       4,092      (1,707)     96,243
Corporate mortgage- and asset-
 backed securities...............    191,124       9,810        (310)    200,624
Collateralized Mortgage
 Obligations -
 PAC-IO Certificates.............     19,325           -      (2,338)     16,987
                                    --------     -------     -------    --------
    Total fixed maturities.......   $355,846     $15,938     $(4,502)   $367,282
                                    ========     =======     =======    ========

 The amortized cost and estimated market values of investments in fixed maturities at December 31, 1992 are as follows (in thousands):

                                                Gross        Gross     Estimated
                                   Amortized  unrealized  unrealized    market
                                     cost       gains       losses       value
                                     ----       -----       ------       -----
U.S. Treasury securities and
  obligations of U.S. Government
   agencies......................   $  4,600     $   290    $      -    $  4,890
U.S. Government agencies
  mortgage-backed securities.....     24,285         797        (120)     24,962
Debt securities issued by
 foreign governments.............      8,720         145         (18)      8,847
Corporate securities.............     72,788       3,118      (3,377)     72,529
Corporate mortgage- and asset-
  backed securities..............    204,489       5,764        (778)    209,475
Collateralized Mortgage
 Obligations -
  PAC-IO Certificates............     24,948           -      (6,715)     18,233
                                    --------     -------    --------    --------
    Total fixed maturities.......   $339,830     $10,114    $(11,008)   $338,936
                                    ========     =======    ========    ========

 At December 31, 1992 and 1993, the Company had investments in collateralized mortgage obligations-PAC-IO certificates of $24,948,000 and $19,325,000, respectively, that are considered high risk because there is potential for loss of a significant portion of the original investment due to changes in interest rates and the prepayment rates of the underlying assets. The weighted average effective yield that has been used to establish carrying values for these securities at December 31, 1992 and 1993 was 3.1% and 1.7%, respectively.

 During 1992 and 1993, proceeds from sales of investments in fixed maturities were approximately $69,229,000 and $9,852,000, respectively.

 Market values for fixed maturities and equity securities at December 31, 1992 and 1993 were obtained from National Association of Insurance Commissioners valuation designations, independent brokers and published securities valuation guides.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

 The amortized cost and estimated market values of fixed maturities at December 31, 1993, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    Estimated
                                         Amortized   market
                                           cost       value
                                           ----       -----
Due in one year or less................   $  9,951   $ 10,181
Due after one year through five years..     27,641     27,727
Due after five years...................     41,443     43,286
Due after ten years....................     28,383     29,237
                                          --------   --------
                                           107,418    110,431
Mortgage- and asset-backed securities..    229,103    239,864
Collateralized Mortgage Obligations -
    PAC-IO Certificates................     19,325     16,987
                                          --------   --------
        Totals.........................   $355,846   $367,282
                                          ========   ========

 As of December 31, 1992 and 1993, investments which were non-income producing during the previous twelve months included fixed maturities aggregating $242,000 and $0, respectively. At December 31, 1992 and 1993, there were approximately $3,824,000 and $3,824,000, respectively, of mortgage and other loans categorized by management as nonaccrual loans because collection of interest was not certain.

 In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan" which is effective for the Company's fiscal year ended December 31, 1993. The effect of the provisions of this statement is not significant to the consolidated financial statements.

 In May 1993, the FASB issued Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115). FASB 115 will change the Company's method of accounting for available for sale securities from the lower of cost or market method to the fair value method. Unrealized holding gains and losses on the Company's fixed maturity investments, all of which are classified as available for sale, shall be reported as a net amount in a separate component of shareholders' equity until realized. The Company intends to adopt FASB 115 in Fiscal 1994. Thus, on January 1, 1994, the effect of applying this new accounting standard will increase stockholders' equity by $7.4 million, or $0.47 per share and cause a charge to net earnings by $1.5 million or $0.10 per share reported as a cumulative effect of a change in accounting principle.

(4) Deferred Policy Acquisition Costs, Cost of Insurance Acquired and Future Policy Benefits

 Deferred policy acquisition costs are summarized as follows (in thousands):

                                            Year ended December 31,
                                          --------------------------
                                          1991       1992       1993
                                          ----       ----       ----
                                       (Restated)
Balance at beginning of period.......   $ 24,429   $ 42,255   $ 61,318
Acquisition costs capitalized........     31,929     34,440     39,517
Amortization, net of interest added..    (14,103)   (15,377)   (16,825)
Currency translation adjustment......          -          -       (168)
                                        --------   --------   --------
Balance at end of period.............   $ 42,255   $ 61,318   $ 83,842
                                        ========   ========   ========

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

 Commissions comprise the majority of the additions to deferred policy acquisition costs. Interest is added to deferred policy acquisition costs at a rate of 8% (the initial rate) graded linearly to 6% (the ultimate rate) in 20 years. This corresponds to the interest rate assumptions used for the future policy benefit reserve liabilities related to policies issued after May 1, 1989.

 Cost of insurance acquired is summarized as follows (in thousands):

                                                 Year Ended December 31,
                                               --------------------------
                                               1991       1992       1993
                                               ----       ----       ----
                                            (Restated)
Balance at beginning of period............   $ 87,832   $114,254   $105,434
Effect of change in accounting principle..     36,650         -          -
Interest added (9%).......................     10,742      9,886      9,126
Amortization, net.........................    (20,970)   (18,706)   (17,194)
                                             --------   --------   --------
Balance at end of period..................   $114,254   $105,434   $ 97,366
                                             ========   ========   ========

 Interest is added to cost of insurance acquired at a rate of 9% which corresponds to the interest rate assumption used for the future policy benefit reserve liabilities related to policies issued prior to May 1, 1989. Estimated amortization, excluding interest, for the five years following December 31, 1993 is (in millions): 1994-$15.8, 1995-$14.5, 1996-$13.3, 1997-$12.3 and 1998-$11.3.
Actual future amortization will differ from these estimates due to variances from estimated future withdrawal assumptions.

 The liabilities for future policy benefits at December 31, 1992 and 1993 and the significant assumptions pertinent thereto are summarized as follows (in thousands):

                                                                                   1992                          1993
                                                                          ----------------------        ----------------------
                                                   Mortality                             Future                        Future
                               Interest                or                 Insurance      policy         Insurance      policy
    Years of issue               rates             morbidity              in-force      benefits         in force     benefits
    --------------             --------            ---------              --------      --------        ---------     --------
Life and annuity

 -After May 1, 1989         8.0% -6.0%(B)   Modified 1965-70 Select and   $4,073,630    $ 26,248        $5,299,957    $ 42,432
                                             Ultimate Basic Tables(A)

 -Prior to May 1, 1989          9.0%       Modified 1965-70 Select and     2,839,639     198,986         2,507,077     202,917
                                              Ultimate Basic Tables       ----------    --------        ----------    --------

 -Total life and annuity                                                   6,913,269     225,234         7,807,034     245,349

Accident & health

 -After May 1,1989          8.0% -6.0%(B)               (C)                     -          3,019              -          4,252

 -Prior to May 1, 1989          9.0%                    (D)                     -         23,036              -         22,450
                                                                          ----------    --------        ----------    --------

 -Total accident and health                                                     -         26,055              -         26,702
                                                                          ----------    --------        ----------    --------

Total                                                                     $6,913,269    $251,289        $7,807,034    $272,051
                                                                          ==========    ========        ==========    ========

- - ------------------
(A) Male mortality for policies issued after May 1, 1989 is 150% in the first year, 130% in the second year and 110% thereafter of the modified 1965-70 Select and Ultimate Basic Tables while female mortality for policies issued after May 1, 1989 is 95% of such Tables.
(B) Interest rate is graded linearly from the initial rate to the ultimate rate in 20 years.
(C) The morbidity rates for cancer policies are from the 1985 NAIC Cancer tables, while the rates for hospital policies are from the 1973-74 Intercompany Experience and 1983 Report tables, both published by the Society of Actuaries.
(D) The morbidity rates for cancer policies are from the 1974 Nelson and Warren Cancer tables, while the rates for hospital policies are from the 1973-74 Intercompany Experience tables published by the Society of Actuaries. Withdrawal assumptions are based on AILIC experience.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(5) Notes Payable

     The debt at December 31, 1992 and 1993 is summarized as follows (in thousands):


                                                                  1992      1993
                                                                  ----      ----
Revolving credit agreement to banks, original principal
 amount of $105,000,000, which bears interest at the
 Company's option of (1) 1.5% per annum over the
 Interbank Eurodollar rate or (2) the greater of 1.5%
 per annum over the Federal Funds Effective Rate or 1.0%
 per annum over the base rate of the banks.  At
 December 31, 1993, the interest rate was 4.8%. Interest
 payments are due monthly while principal payments are due
 annually in varying amounts until maturity, April 1, 1998.
 The Agreement is secured by the pledge of all outstanding
 stock of TLIC and the TLIC surplus debenture...............  $100,000  $ 80,000
                                                              ========  ========

    In March 1992, the Company replaced its senior and subordinated borrowings outstanding with the New Credit Facility totaling $105,000,000 along with the proceeds of the Offering (see note 2). On December 30, 1993, the Company signed a commitment letter committing the Company to sign an agreement (the Revolving Credit Agreement) with a group of banks to refinance the New Credit Facility (see note 14). On January 11, 1994, the Revolving Credit Agreement was signed. The Revolving Credit Agreement has an original principal amount of $80,000,000 and bears interest at the Company's option of (i) 0.75% per annum over the Interbank Eurodollar rate or (ii) the greater of 0.75% per annum over the Federal Funds Effective Rate or .25% per annum over the base rate of the banks.

    Aggregate scheduled principal payments of the Revolving Credit Agreement for the next five years and thereafter are as follows (in thousands):


        1994...........................    $     0
        1995...........................     12,000
        1996...........................     13,000
        1997...........................     15,000
        1998...........................     20,000
        1999...........................     20,000
                                           -------
                                           $80,000
                                           =======

    There are various debt covenants associated with the Revolving Credit Agreement noted above. These covenants require, among other things, that the Company and its subsidiaries maintain certain levels of statutory surplus and comply with certain debt to equity and operating ratios. The Company is in compliance with these covenants. Additionally, the Company has the option to temporarily reduce the amount outstanding on the note at any time, subject to certain limitations. The Company pays a 1/4% commitment fee on the average daily unused portions of the Revolving Credit Agreement.

(6) Federal Income Taxes

    As discussed in note 1, the Company adopted Statement 109 as of January 1, 1991. The cumulative effect of this change in accounting for income taxes of $4,624,000 is determined as of January 1, 1991 and is reported separately in the consolidated statement of earnings for the year ended December 31, 1991.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

    The following summarizes the impact of applying Statement 109 on net earnings (in thousands) and earnings per share for the year ended December 31, 1991:


Net earnings-as previously reported............  $24,298
Cumulative effect as of January 1, 1991........   (4,624)
Effect of Statement 109........................      362
                                                 -------
Net earnings-as restated.......................  $20,036
                                                 =======

Net earnings per share-as previously reported..  $  2.11
Cumulative effect as of January 1, 1991........    (0.40)
Effect of Statement 109........................     0.03
                                                 -------
Net earnings per share-as restated.............  $  1.74
                                                 =======

    On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993, (the Act) was enacted. The Act retroactively increased the Company's marginal Federal income tax rate from 34% to 35% beginning January 1, 1993. One effect of this retroactive change in tax law was a charge of $1.7 million, reflected in Federal income taxes for the year ended December 31, 1993, to adjust the net deferred tax liability as required by Statement 109.

    Total income tax expense for the years ended December 31, 1991, 1992 and 1993 was allocated as follows (in thousands):


                                                    1991       1992      1993
                                                 ----------  --------  --------
                                                 (Restated)
Income from operating activities...............    $11,686   $15,394   $21,476
Extraordinary items............................          -    (2,516)     (344)
Additional paid-in capital for compensation
 expense for tax purposes in excess of amounts
 recognized for financial reporting purposes...          -    (1,290)      (63)
                                                   -------   -------   -------

Total income tax expense.......................    $11,686   $11,588   $21,069
                                                   =======   =======   =======

    A reconciliation of the difference between the Federal income tax rate and the Company's effective tax rate is as follows (in thousands):


                                                            1991     1992   1993
                                                         ----------  -----  -----
                                                         (Restated)
Federal income tax rate................................       34.0%  34.0%  35.0%
Change in the valuation allowance for deferred
  tax assets...........................................       (2.1)  (2.8)     -
Amortization of goodwill...............................        0.4    0.3    0.3
Adjustment to deferred tax assets and liabilities for
  enacted increase in tax rates........................          -      -    3.0
Other, net.............................................       (0.9)   0.6    0.1
                                                              ----   ----   ----
  Effective tax rate...................................       31.4%  32.1%  38.4%
                                                              ====   ====   ====

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

    The significant components of deferred Federal income tax expense (benefit) attributable to income from operations for the years ended December 31, 1991, 1992 and 1993 are as follows (in thousands):

                                                    1991       1992       1993
                                                 ----------  ---------  --------
                                                 (Restated)
Deferred policy acquisition costs..............    $ 3,209    $ 3,769   $ 5,523
Cost of insurance acquired.....................     (3,478)    (2,999)   (2,824)
Discount on fixed maturities...................        746      1,310       515
Debt issue costs...............................        159       (454)        -
Liability for future policy benefits...........       (360)    (1,030)   (1,242)
Charge in lieu of taxes resulting from:
  Extraordinary item...........................          -        428         -
  Utilization of purchase capital loss
   carryforwards that are allocated to reduce
   goodwill....................................        872          -         -
  Adjustment to deferred tax assets/liabilities
   for enacted increase in tax rates...........          -          -     1,702
Decrease in valuation allowance for deferred          (771)    (1,320)        -
 tax assets....................................
Other, net.....................................        370       (293)     (257)
                                                   -------    -------   -------
      Deferred Federal income tax expense          $   747    $  (589)  $ 3,417
       (benefit)...............................    =======    =======   =======

    The effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1992 and 1993 are presented below (in thousands):

                                             1992     1993
                                            -------  -------
Deferred tax assets:
  Fixed maturities........................  $   287  $     -
  Mortgage loans..........................    1,608    1,504
  Other...................................      479      823
                                            -------  -------
    Net deferred tax assets...............    2,374    2,327
                                            -------  -------

Deferred tax liabilities:
  Fixed Maturities........................        -      219
  Deferred policy acquisition costs.......   14,592   20,546
  Cost of insurance acquired..............   35,848   34,078
  Liability for future policy benefits....    9,293    8,288
  Other...................................      508      449
                                            -------  -------
    Total gross deferred tax liabilities..   60,241   63,580
                                            -------  -------
  Net deferred tax liability..............  $57,867  $61,253
                                            =======  =======

    Federal income tax benefits related to realized investment gains (losses) were $140,000, $889,000 and $81,000 for the years ended December 31, 1991, 1992 and 1993, respectively.

    Prior to the Tax Reform Act of 1984 (1984 Act), a portion of a life insurance company's income was not subject to tax until it was distributed to stockholders, at which time it was taxed at the regular corporate tax rate. In accordance with the 1984 Act this income, referred to as policyholders' surplus, would not increase, yet any amounts distributed would be taxable at the regular corporate rate. The balance of this account as of December 31, 1993 is approximately $8,000,000. No provision for deferred Federal income taxes has been made on this amount, as management is of the opinion that no distribution to stockholders will be made from policyholders' surplus in the foreseeable future.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(7) Reinsurance

    AILIC reinsures portions of certain life insurance policies that it underwrites to limit disproportionate risks. AILIC retains varying amounts of individual insurance up to a maximum retention on any one life of: (i) the face amount of the policy if less than $160,000 or (ii) $150,000 for all policies having a face amount of $160,000 or more. Amounts not retained are ceded to The Lincoln National Life Insurance Company on an automatic or facultative basis. Although the reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholder, it is the industry practice of insurers for financial statement purposes to treat the reinsured risks as though they were risks for which the ceding insurer was only contingently liable. A contingent liability exists with respect to the aforementioned reinsurance arrangements which may become a liability of AILIC in the event the reinsurers are unable to meet obligations assumed by them under the reinsurance contracts. At December 31, 1992 and 1993, the amount of life insurance in force ceded was not significant.

    In December 1992, the FASB issued Statement No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" which is effective for the Company's fiscal year ended December 31, 1993. The provisions of this Statement are immaterial to the accompanying consolidated financial statements of the Company and, accordingly, have not been applied.

(8) Redeemable Preferred Stock

    At December 31, 1991, the Company had 425 shares of nonvoting 15% Cumulative Preferred Stock ("preferred stock") with a par value of $.01 per share issued and outstanding and a liquidation preference of $10,000 per share plus accrued and unpaid dividends. Dividends were cumulative and accrued semi-annually, from the date of issuance, on each share of preferred stock at an annual rate of $1,500.

    On the consummation of the Offering in March 1992 (see note 2), the aggregate redemption price of the preferred stock ($6,441,000) was converted into 338,976 shares of common stock at the public offering price of $19.00 per share. The Company presently has 425 authorized shares of preferred stock, none of which is issued.

(9) Stockholders' Equity

    On December 16, 1991, the Board of Directors of the Company approved a 1,000 to 1 stock split of each share of the Company's common stock and Class B common stock. The stock split was consummated simultaneously with the Offering and other related transactions (see note 2). The accompanying financial statements have been retroactively restated to reflect the results of this stock split.

    In conjunction with the 1989 acquisition of AILIC, 2,569,600 shares of Class B common stock were issued to the creditors. This stock was convertible to common stock based on a ratio that yielded approximately one share of common stock for every share of Class B common stock. On September 10, 1991, a holder of Class B common shares exercised its right to convert 1,460,000 shares to common stock. In March 1992, the remaining 1,109,600 shares of Class B common stock were converted into shares of common stock simultaneously with the Offering and other related transactions (see note 2).

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

    In 1989, the Company granted options to an officer to purchase 584,000 shares of common stock at an exercise price of $2.14 per share. In 1991, the Company granted options to another officer to purchase 117,980 shares of common stock at an exercise price of $7.00 per share. Both options vest evenly over a five-year period of continuous employment, although the options with the $7.00 per share exercise price required a period of one year before the beginning of the five year vesting period. During 1992, options for 275,644 shares (including nonqualified options for 210,216 shares) were exercised at $2.14 per share. During 1993, options exercised were for 23,596 shares at $7.00 per share and 2,350 shares at $2.14 per share. The Company derives a tax deduction measured by the excess of the market value over the option price at the date nonqualified options are exercised. The related tax benefit of $1,290,000 and $63,000 in 1992 and 1993, respectively, have been credited to additional paid in capital. Options to purchase 189,206 shares at $2.14 per share are exercisable at December 31, 1993.

    Under prior Indiana State Insurance law, all dividends on capital stock could be paid only to the extent that assets exceed liabilities and the dividend payment does not reduce statutory surplus below 50% of stated capital. Furthermore, without prior approval, dividends could not be declared or distributed that exceeded the greater of ten percent (10%) of AILIC's surplus, as shown by its last annual statement, or the net gain from operations for such period. Effective July 1, 1991, Indiana state laws were amended. Under the current law, unless the Indiana Department of Insurance approves an extraordinary dividend in a greater amount, Indiana law limits dividend payments by insurance companies to their holding companies in any twelve month period to the lesser of statutory gain from operations for the preceding year or 10% of statutory surplus at the end of the preceding year. During 1992 and 1993, AILIC paid dividends of $20,075,000 and $25,541,223, respectively, which were approved by the Indiana Department of Insurance. AILIC has obtained approval from the Indiana Department of Insurance to pay dividends of up to $25.5 million during calendar year 1994.

(10) Pension Plan

    The Company has a noncontributory defined benefit plan for all hourly employees who have completed one year of service with the Company. The benefits are set as a monthly benefit for each year of service with the Company. The Company's funding experience has been to contribute annually the maximum amount that can be deducted for Federal income tax purposes. The Company does not provide post-retirement or post-employment benefits to its employees other than through this pension plan.

    Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," was effective in 1987. Management is of the opinion that the change in assumptions required to comply with Statement No. 87 would not have a material financial impact on the Company and, therefore, has not valued the Plan in accordance with this Statement.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

    The last valuation was January 1, 1993. Following is a summary of plan information as of that date:


        Actuarial present value of accumulated plan benefits:
          Vested................................................  $1,005,000
          Nonvested.............................................      36,000
                                                                  ----------
             Total..............................................  $1,041,000
                                                                  ==========

        Net assets available for benefits:......................  $1,145,000
                                                                  ==========

    The unfunded liability for past service cost was $156,000 as of January 1, 1993 and is being amortized over 10 years. The assumed rate of return used in determining the present value of accumulated plan benefits was 8% in all years. Total pension expense was $53,000, $54,000 and $54,000, respectively, for the years ended December 31, 1991, 1992 and 1993.

(11) Lines of Business

    The Company operates primarily in two lines of business within the life insurance industry: life insurance and accident and health insurance. Financial data with respect to these lines of business and corporate operations is set forth below (in thousands):


                                                  Year Ended December 31,
                                              --------------------------------
                                                 1991       1992       1993
                                              ----------  ---------  ---------
Life:                                         (Restated)
  Revenues..................................   $129,500   $134,787   $144,577
  Earnings before Federal income taxes......     44,420     44,196     46,587
  Identifiable assets.......................    526,565    566,915    611,341
Accident and Health:
  Revenues..................................     39,918     40,357     41,174
  Earnings before Federal income taxes......     13,047     12,370     13,929
  Identifiable assets.......................     67,975     73,514     73,120
Corporate:
  Revenues..................................          -          -          -
  Loss before Federal income taxes..........    (20,279)    (8,642)    (4,615)
  Identifiable assets.......................     13,858      8,333      7,045
Total:
  Revenues..................................    169,418    175,144    185,751
  Net earnings before Federal income taxes..     37,188     47,924     55,901
  Identifiable assets.......................    608,398    648,762    691,506

    Identifiable expenses are charged directly to the appropriate line of business. The remaining expenses are allocated to the lines based primarily on commissions or premiums within the respective lines.

    Net investment income and identifiable assets are allocated to the lines of business in proportion to the net liabilities of each line. The Company also writes business in Canada. Revenues from Canadian operations included in Total Revenues above were $2,676,000, $4,211,000 and $5,584,000 for the years ended December 31, 1991, 1992 and 1993, respectively (in U.S. dollars).

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(12) Statutory Capital and Surplus

 The Company's insurance subsidiaries are required to file statutory financial statements with state regulatory authorities. Accounting principles used to prepare the statutory statements differ from the generally accepted accounting principles used to prepare these consolidated financial statements. These differences relate primarily to deferred acquisition costs expensed for statutory purposes but deferred under generally accepted accounting principles and surplus debentures accounted for as surplus for statutory purposes and as intercompany indebtedness that is eliminated for generally accepted accounting principles.

 Reconciliations of statutory net income as determined using statutory accounting principles, to the amount included in the accompanying consolidated financial statements for the years ended December 31, 1991, 1992 and 1993 are shown below (in thousands):


                                                     Year Ended December 31,
                                                 --------------------------------
                                                    1991       1992       1993
                                                 ----------  ---------  ---------
                                                 (Restated)
Statutory net income of insurance subsidiaries.   $ 36,934   $ 38,972   $ 48,456
Net income for parent only.....................     20,219     27,534     33,517
                                                  --------   --------   --------
Combined net income............................     57,153     66,506     81,973
Increases (decreases)
  Deferred policy acquisition costs and cost
   of insurance acquired.......................      7,598     10,243     14,624
  Reserve for future policy benefits and
   deferred premiums...........................       (345)    (2,561)    (6,223)
  Loading......................................      1,643      2,141      4,331
  Extraordinary item, net of tax...............          -     (4,885)      (638)
  Deferred Federal income taxes................       (743)       572     (3,394)
  Realized gains (losses) on investments.......      2,375      3,506      1,599
  Elimination of dividends and equity in
   earnings from subsidiaries..................    (42,017)   (49,137)   (59,077)
  Amortization of goodwill.....................       (800)      (500)      (426)
  Net effect of other purchase adjustments.....       (185)      (428)       609
  Prepayment penalty...........................          -      1,000          -
  Effect of change in accounting principle.....     (4,643)         -          -
  Debt issue costs capitalized, net of
   amortization................................          -      1,377        (86)
  Current Federal income taxes.................          -     (2,088)      (344)
  Reclassification of realized investment
   gains/losses to Interest Maintenance Reserve,
   net of amortization.........................          -      1,712        839
                                                  --------   --------   --------
     Net earnings as reported herein..........    $ 20,036   $ 27,458   $ 33,787
                                                  ========   ========   ========

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


Reconciliations of statutory capital and surplus, as determined using statutory accounting principles, to the amounts included in the accompanying consolidated financial statements are as follows (in thousands):


                                                                            As of December 31
                                                                           --------------------
                                                                            1992           1993
                                                                            ----           ----
Statutory capital and surplus of insurance subsidiaries.....             $ 108,213      $ 109,764
Stockholders' equity for parent only........................               162,575        192,236
                                                                         ---------      ---------
Combined capital and surplus................................               270,788        302,000
Increases (decreases):
  Deferred policy acquisition costs and cost of insurance
    acquired................................................               166,752        181,208
  Reserve for future policy benefits and deferred premiums..                47,793         45,070
  Deferred Federal income taxes.............................               (57,907)       (61,272)
  Agents' balances and account receivables..................                41,954         42,550
  Goodwill..................................................                 6,957          6,531
  Asset Valuation Reserve...................................                 4,616          5,662
  Interest Maintenance Reserve..............................                 1,712          2,550
  Net effect of other purchase adjustments..................                (5,301)        (3,910)
  Surplus debentures........................................              (100,000)       (80,000)
  Eliminate investment in subsidiaries......................              (216,053)      (247,931)
  Debt issue costs, net of amortization.....................                 1,377            309
  Non-admitted assets and other adjustments, net............                  (113)          (531)
                                                                         ---------      ---------
      Stockholders' equity as reported herein...............             $ 162,575      $ 192,236
                                                                         =========      =========

(13) Contingencies

     The Company is a defendant in various lawsuits arising in the ordinary course of operations. Also, the Internal Revenue Service has completed its examination of the Company's Federal income tax returns through 1988 and has proposed certain tax adjustments. Management is of the opinion, after reviewing these matters with legal and tax counsel, that the ultimate liability, if any, resulting from these matters would not have a material adverse effect on the Company's consolidated financial position.

(14) Extraordinary Charges

     The completion of the Recapitalization (see note 2) resulted in an extraordinary charge of $4,885,000 (net of the income tax benefit of $2,516,000) consisting of (i) the write-off of unamortized expenses capitalized and included with goodwill in connection with debt financing incurred to acquire American Income Life Insurance Company in 1989 and (ii) the prepayment premium of $1.0 million on the 13.25% subordinated notes paid in March 1992.

     The signing on December 30, 1993 of the commitment letter for the Revolving Credit Agreement resulted in an extraordinary charge of $638,000 (net of the income tax effect of $344,000) consisting of the write-off of the unamortized portion of the expenses incurred and capitalized in connection with the securing of the New Credit Facility in March, 1992.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

(15) Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" (Statement 107), requires that the Company disclose estimated fair value for its financial instruments. Where estimation of fair value is not practicable, the reasons for not estimating fair value and certain additional information regarding the financial instrument is to be disclosed. Statement 107 specifically excludes non investment type insurance contracts from fair value disclosure requirements.

     As discussed in note 3, fair values for fixed maturities and common and preferred stocks were obtained from National Association of Insurance Commissioners valuation designations, independent brokers and published valuation guides.

     Mortgage and other loans are secured principally by commercial real estate and equity securities, respectively, and generally have interest rates that float with the prime lending rate. The weighted average interest rate for these loan portfolios as of December 31, 1992 and 1993 was 8.2% with maturities ranging from 1994 to 2022, as of December 31, 1993. Current market conditions in real estate and commercial lending preclude the estimation of fair value based on comparable portfolio sales or on discounted cash flows for similar loans. Management believes that reported amounts approximate fair value due to the floating interest rates on most of the loans.

     Policy loans have weighted average interest rates of 6.4% and 6.5% as of December 31, 1992 and 1993, respectively, and have no specified maturity dates. These loans are an integral part of the life insurance policies which the Company has in force and cannot be valued separately.

     At December 31, 1992 and 1993, other policyholder funds included interest bearing deposit type accounts of $49.8 million and $57.5 million, respectively, representing amounts payable on demand. Under Statement 107, the fair value of such deposit type accounts is equal to the amount payable on demand.

     Notes payable are discussed in note 5. Management believes that the reported amounts as of December 31, 1992 and 1993 approximate fair value due to the floating interest rates that approximate available interest rates on currently offered debt with similar remaining maturities.

     For cash and cash equivalents, agents' debit balances and accounts receivable, receivables and payables included in other assets and liabilities and Federal income taxes payable, the carrying amounts approximate fair value because of the short maturity of these instruments.

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


(16) Selected Quarterly Data (Unaudited)

     The following is a summary of quarterly results (in thousands, except per share amounts) for the two years ended December 31, 1993. The information is unaudited but includes all adjustments (consisting of normal accruals) that management considers necessary for a fair presentation of the results of operations for these periods.


                                                             FIRST             SECOND            THIRD             FOURTH
                                                            QUARTER            QUARTER          QUARTER            QUARTER
                                                         --------------    --------------    --------------    ---------------

                                                          1992     1993     1992     1993     1992     1993     1992      1993
                                                          ----     ----     ----     ----     ----     ----     ----      ----
Premiums and other revenues...........................  $42,461   $44,126  $44,030  $46,116  $44,753  $47,135  $43,900  $48,373

Net earnings applicable to common
  stock before extraordinary charges..................    5,710     7,915    8,400    9,013    9,443    7,185    8,790   10,312
Extraordinary charges, net of tax.....................   (4,885)        -        -        -        -        -        -     (638)
                                                        -------   -------  -------  -------  -------  -------  -------  -------
Net earnings applicable to common stock...............  $   825   $ 7,915  $ 8,400  $ 9,013  $ 9,443  $ 7,185  $ 8,790  $ 9,674
                                                        =======   =======  =======  =======  =======  =======  =======  =======

Net earnings per common share:
Net earnings applicable to common
  stock before extraordinary charges                       0.44      0.49     0.52     0.56     0.59     0.45     0.55     0.64
Extraordinary charges, net of tax.....................    (0.38)        -        -        -        -        -        -    (0.04)
                                                        -------   -------  -------  -------  -------  -------  -------  -------
Net earnings applicable to common
 stock................................................  $  0.06   $  0.49  $  0.52  $  0.56  $  0.59  $  0.45  $  0.55  $  0.60
                                                        =======   =======  =======  =======  =======  =======  =======  =======

                                                                      SCHEDULE I


                 AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
                             SUMMARY OF INVESTMENTS
                             (Dollars in thousands)
                               December 31, 1993


                                                                             Amount at
                                                                            which shown
                                                      Amortized   Market      in the
Type of Investment                                      Cost      Value    balance sheet
- - ------------------                                      ----      -----    -------------
Fixed maturities:
United States Government and government agencies
 and authorities                                       $ 42,000  $ 43,450       $ 42,000
    Foreign governments                                   9,539     9,978          9,539
    Corporate securities                                 93,858    96,243         93,858
    Corporate mortgage- and asset-backed securities     191,124   200,624        191,124
    Collateralized Mortgage Obligations-PAC-IO
      Certificates                                       19,325    16,987         19,325
                                                       --------  --------       --------
          Total fixed maturities                        355,846  $367,282        355,846
                                                       --------  ========       --------
Equity securities:
    Common stock:
      Banks, trust and insurance companies
      Industrial, miscellaneous and all other               497       772            772
    Nonredeemable preferred stocks                          439       500            500
                                                       --------  --------       --------
          Total equity securities                           936  $  1,272          1,272
                                                       --------  ========       --------
Mortgage loans on real estate                            17,997                   16,271
Policy loans                                             23,054                   23,054
Other loans                                               7,914                    7,914
Real estate                                               6,596                    6,596
Cash and cash equivalents                                40,946                   40,946
                                                       --------                 --------
          Total investments                            $453,289                 $451,899
                                                       ========                 ========


                                                                    SCHEDULE III


                         AMERICAN INCOME HOLDING, INC.
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       Parent Company Only Balance Sheets
                             (Dollars in thousands)




                                     ASSETS
                                                        Year Ending December 31,
                                                        ------------------------
                                                              1992      1993
                                                            --------  --------
Investment in subsidiaries                                  $162,504  $193,291
Due from subsidiaries (note 2)                               100,141    80,021
Cash and cash equivalents                                        827       201
Other assets                                                      47         4
                                                            --------  --------
          Total assets                                      $263,519  $273,517
                                                            ========  ========
                                  LIABILITIES

Notes payable (note 4)                                      $100,000  $ 80,000
Other liabilities                                                944     1,281
                                                            --------  --------
          Total liabilities                                  100,944    81,281
                                                            --------  --------
                              STOCKHOLDERS' EQUITY

Common stock                                                     157       157
Common stock - paid in excess                                 93,626    93,859
Retained earnings                                             68,792    98,220
                                                            --------  --------
        Total stockholders' equity (notes 5,6 and 7)         162,575   192,236
                                                            --------  --------
        Total liabilities and stockholders' equity          $263,519  $273,517
                                                            ========  ========



                     See accompanying notes to Schedule III

                         AMERICAN INCOME HOLDING, INC.
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                  Parent Company Only Statements of Earnings
               (Dollars in thousands, except per share amounts)

                                                      1991      1992      1993
                                                   ----------  -------  --------
Revenues:                                          (Restated)
  Net investment income                              $19,737   $10,317   $ 7,094
  Equity in earnings of subsidiary (note 7)           20,791    26,788    30,787
                                                     -------   -------   -------
    Total revenues                                   $40,528   $37,105   $37,881
                                                     -------   -------   -------
Expenses:
  Interest expense                                    19,479     7,985     4,155
  Other expense                                           11       127       124
                                                     -------   -------   -------
    Total expenses                                    19,490     8,112     4,279
                                                     -------   -------   -------
    Net earnings before Federal income taxes          21,038    28,993    33,602
Federal income expense (benefit)                          (4)    1,272        85
                                                     -------   -------   -------
    Net earnings before effect of change in           21,042    27,721    33,517
     accounting principle
Preferred stock dividends                                842       187         -
                                                     -------   -------   -------
    Net earnings applicable to common stock
     before effect of change in accounting principle  20,200    27,534    33,517
    Effect of change in accounting principle              19         -         -
                                                     -------   -------   -------
     Net earnings applicable to common stock         $20,219   $27,534   $33,517
                                                     =======   =======   =======

Net earnings per common share (note 7):
    Net earnings applicable to common stock
     before effect of change in accounting principle   $1.76     $1.81     $2.08
    Effect of change in accounting principle               -         -         -
                                                     -------   -------   -------
     Net earnings per common share                     $1.76     $1.81     $2.08
                                                     =======   =======   =======




                    See accompanying notes to Schedule III.

                         AMERICAN INCOME HOLDING, INC.
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                 Parent Company Only Statements of Cash Flows
                            (Dollars in thousands)

                                                          1991        1992        1993
                                                       ----------  ----------  ----------
Cash flows from operating activities:                  (Restated)
  Earnings before change in accounting principle        $ 21,042   $  27,721   $  33,517
  Equity in earnings of subsidiary                       (20,791)    (26,788)    (30,787)
  Adjustment to reconcile net earnings to net cash
    provided by operating activities - increase
    (decrease) in other assets and liabilities              (272)     (1,642)        444
                                                        --------   ---------   ---------
      Net cash provided by (used in) operating
        activities                                           523        (709)      3,174
                                                        --------   ---------   ---------
Cash flows from investing activities:
  Decrease in due from subsidiaries                        7,477      12,892      20,119
                                                        --------   ---------   ---------
      Net cash flows provided by investing                 7,477      12,892      20,119
       activities                                       --------   ---------   ---------

Cash flows from financing activities:
  Prepayment penalty-subordinated debt                         -      (1,000)          -
  Proceeds from issuance of common stock                       -      70,197           -
  Proceeds from issuance of long-term debt                     -     105,000      80,000
  Cash dividends paid                                          -      (1,543)     (4,089)
  Stock options exercised                                      -         590         170
  Repayment of note payable                               (8,000)   (184,600)   (100,000)
                                                        --------   ---------   ---------
      Net cash used in financing activities               (8,000)    (11,356)    (23,919)
                                                        --------   ---------   ---------

Net change in cash and cash equivalents                        -   $     827   $    (626)
Cash and cash equivalents at:
  Beginning of year                                            -           -         827
                                                        --------   ---------   ---------
  End of year                                                  -   $     827   $     201
                                                        ========   =========   =========



                    See accompanying notes to Schedule III.

                         AMERICAN INCOME HOLDING, INC.
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             NOTES TO SCHEDULE III



(1) General

    The accompanying condensed financial information of American Income Holding, Inc. (parent company only) should be read in conjunction with the consolidated financial statements and notes thereto of American Income Holding, Inc. and Subsidiaries.

(2) Related Party

    Due from subsidiaries consists primarily of the surplus debenture payable by Trust Life Insurance Company.

(3) Recapitalization

    See note 2 in the notes to the consolidated financial statements.

(4) Notes Payable

    See note 5 in the notes to the consolidated financial statements.

(5) Stockholders' Equity

    See note 9 in the notes to the consolidated financial statements.

(6) Restatement of 1991 Financial Statements

    See note 6 in the notes to the consolidated financial statements.

(7) Equity in Earnings of Subsidiary

    Equity in earnings of subsidiary include net change in unrealized investment gains of $183,000, $76,000 and $121,000 for the years ended December 31, 1991, 1992 and 1993, respectively, and cumulative foreign currency translation loss of $391,000 for the year ended December 31, 1993. These amounts are reflected in stockholders' equity in the consolidated financial statements.

                                                                      SCHEDULE V


                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
                      SUPPLEMENTARY INSURANCE INFORMATION
                            (Dollars in thousands)




                                                                 Other                                    Amortization
                               Deferred                          policy                                    of deferred   Commissions
                                policy      Future             claims and               Net      Benefits     policy         and
                             acquisition    policy   Unearned   benefits   Premium   investment    and     acquisition    operating
                              costs (A)    benefits  premiums   payable    revenue     income     claims    costs (A)     expenses
                             ------------  --------  --------  ----------  --------  ----------  --------  ------------  -----------

Year ended December 31,
 1991:
  Life                          $143,793   $208,332      $  -     $ 6,389  $ 94,656     $29,407   $48,904      $22,594       $13,582

  Accident and health             12,779     25,434       362       8,861    35,266       3,926    15,729        1,737         9,405

  Corporate                            -          -         -           -         -           -         -            -           800
                                --------   --------      ----     -------  --------     -------   -------      -------       -------
      Total                     $156,509   $233,766      $362     $15,250  $129,922     $33,333   $64,633      $24,331       $23,787
                                ========   ========      ====     =======  ========     =======   =======      =======       =======


Year ended December 31,
 1992:
  Life                          $150,205   $225,234      $  -     $ 6,453  $102,265     $31,262   $52,604      $22,456       $15,533

  Accident and health             16,547     26,055       361       9,106    36,259       3,939    16,381        1,741         9,863

  Corporate                            -          -         -           -         -           -         -            -           500
                                --------   --------      ----     -------  --------     -------   -------      -------       -------
    Total                       $166,752   $251,289      $361     $15,559  $138,524     $35,201   $68,985      $24,197       $25,896
                                ========   ========      ====     =======  ========     =======   =======      =======       =======

Year ended December 31,
 1993:
  Life                          $164,751   $245,349      $  -     $ 6,864  $114,027     $28,731   $59,083      $22,702       $16,205

  Accident and health             16,457     26,702       370       8,731    37,585       3,376    15,876        2,191         9,178

  Corporate                            -          -         -           -         -           -         -            -           426
                                --------   --------      ----     -------  --------     -------   -------      -------       -------
      Total                     $181,208   $272,051      $370     $15,595  $151,612     $32,107   $74,959      $24,893       $25,809
                                ========   ========      ====     =======  ========     =======   =======      =======       =======

- - ---------------------
(A) Includes cost of insurance acquired and amortization of cost of insurance required, as applicable.

                                                                     SCHEDULE VI

                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
                                  REINSURANCE
                            (Dollars in thousands)





                                               Ceded to    Assumed
                                     Gross       other    from other     Net
                                     amount    companies  companies     amount
                                   ----------  ---------  ----------  ----------
Year ended December 31, 1991:
  Life insurance in-force          $6,424,428    $38,434        $781  $6,386,775
                                   ==========    =======        ====  ==========

  Premiums:
    Life insurance                     94,742         96          10      94,656
    Accident and health insurance      35,268          2           -      35,266
                                   ----------    -------        ----  ----------
      Total premiums               $  130,010    $    98        $ 10  $  129,922
                                   ==========    =======        ====  ==========

Year ended December 31, 1992:
  Life insurance in-force          $6,961,710    $48,441        $707  $6,913,976
                                   ==========    =======        ====  ==========

  Premiums:
    Life insurance                    102,367        112          10     102,265
    Accident and health insurance      36,262          3           -      36,259
                                   ----------    -------        ----  ----------
     Total premiums                $  138,629    $   115        $ 10  $  138,524
                                   ==========    =======        ====  ==========

Year ended December 31, 1993:
  Life insurance in-force          $7,866,899    $59,865        $686  $7,807,720
                                   ==========    =======        ====  ==========

  Premiums:
    Life insurance                    114,149        127           5     114,027
    Accident and health insurance      37,588          3           -      37,585
                                   ----------    -------        ----  ----------
      Total premiums               $  151,737    $   130        $  5  $  151,612
                                   ==========    =======        ====  ==========


                                                                   SCHEDULE VIII


                AMERICAN INCOME HOLDING, INC. AND SUBSIDIARIES
                VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                            (Dollars in thousands)

                                               Year ended December 31, 1991
                                               ----------------------------
                                           Additions
                              Balance at  Charged to      Charged to                  Balance
                               beginning   costs and  other accounts   Deductions      at end
      Descriptions             of period    expenses        describe  describe (A)  of period
      ------------             ---------    --------        --------  -----------   ---------
Agents' balances-allowance
  for doubtful accounts           $4,999        $827               -            -      $5,823
Mortgage loans-allowance
  for doubtful loans               1,380         728               -          728       1,380


                                               Year ended December 31, 1992
                                               ----------------------------
                                           Additions
                              Balance at  Charged to      Charged to                  Balance
                               beginning   costs and  other accounts   Deductions      at end
      Descriptions             of period    expenses        describe  describe (A)  of period
      ------------             ---------    --------        --------  -----------   ---------
Agents' balances-allowance
  for doubtful accounts           $5,823        $271               -            -      $6,094
Mortgage loans-allowance
  for doubtful loans               1,380         346               -            -       1,726


                                               Year ended December 31, 1993
                                               ----------------------------
                                           Additions
                              Balance at  Charged to      Charged to                  Balance
                               beginning   costs and  other accounts   Deductions      at end
      Descriptions             of period    expenses        describe  describe (A)  of period
      ------------             ---------    --------        --------  -----------   ---------
Agents' balances-allowance
  for doubtful accounts           $6,094        $511               -            -      $6,605
Mortgage loans-allowance
  for doubtful loans               1,726           -               -            -      $1,726

- - -----------------------------------
(A) Accounts charged off.

                                                                    Item 7(a)(2)

                         AMERICAN INCOME HOLDING, INC.

                                     INDEX
                                     -----


                                                                   Page No.
                                                                   --------
PART I.  FINANCIAL INFORMATION

Item 1.  Consolidated Financial Statements

         .      Consolidated Balance Sheets
                 June 30, 1994 and December 31, 1993............       2

         .      Consolidated Statements of Earnings
                 Quarters ended June 30, 1994 and 1993 and
                 Six months ended June 30, 1994 and 1993........       3

         .      Consolidated Statements of Cash Flows
                 Six months ended June 30, 1994 and 1993........       4

         Notes to Consolidated Financial Statements.............       5

                        PART I.  FINANCIAL INFORMATION

ITEM 1.  CONSOLIDATED FINANCIAL STATEMENTS

                American Income Holding, Inc. and Subsidiaries
                          Consolidated Balance Sheets
                            (Dollars in thousands)

                                                                          June 30,            December 31,
                                                                            1994                  1993
                                                                        ------------          ------------
Assets                                                                  (Unaudited)
  Fixed maturities, available for sale, at amortized cost in
   1993 and at market in 1994......................................     $   357,674         $   355,846
  Equity securities, at market.....................................             758               1,272
  Mortgage loans, net..............................................          15,531              16,271
  Policy loans, secured by cash values.............................          23,550              23,054
  Other loans and investments......................................           1,885               7,914
  Real estate......................................................           6,576               6,596
  Cash and cash equivalents........................................          35,161              40,946
                                                                        -----------         -----------
    Total investments..............................................         441,135             451,899
  Investment income due and accrued................................           5,802               5,510
  Agents' balances and accounts receivable, net....................          45,465              43,100
  Deferred acquisition costs.......................................          98,558              83,842
  Cost of insurance acquired.......................................          93,587              97,366
  Goodwill.........................................................           6,318               6,531
  Property and equipment, net......................................           1,764               1,751
  Other assets.....................................................           1,317               1,507
                                                                        -----------         -----------
    Total assets..................................................      $   693,946         $   691,506
                                                                        ===========         ===========

Liabilities
  Liability for future policy benefits-life policies...............     $   257,607         $   245,349
  Liability for future policy benefits-accident & health policies..          27,039              26,702
  Policy and contract claims.......................................          16,373              15,965
  Other policyholder funds.........................................          61,306              57,530
  Federal income taxes payable.....................................               -                 366
  Deferred Federal income taxes....................................          59,277              61,253
  Note payable.....................................................          58,000              80,000
  Other liabilities................................................          10,605              12,105
                                                                        -----------         -----------
    Total liabilities..............................................         490,207             499,270
                                                                        -----------         -----------

Stockholders' equity
  Common stock, $.01 Par Value.....................................             157                 157
  Common stock-paid in excess......................................          93,859              93,859
  Net unrealized investment gains (losses), net of tax effect.......         (5,067)                336
  Cumulative foreign currency translation adjustment...............            (864)               (391)
  Retained earnings................................................         115,654              98,275
                                                                        -----------         -----------
    Total stockholders' equity.....................................         203,739             192,236
                                                                        -----------         -----------
    Total liabilities and stockholders' equity.....................     $   693,946         $   691,506
                                                                        ===========         ===========

The accompanying notes are an integral part of these financial statements.

                American Income Holding, Inc. and Subsidiaries
                      Consolidated Statements of Earnings
               (Dollars in thousands, except per share amounts)
                                  (Unaudited)

                                                           For Three Months Ended             For Six Months Ended
                                                                  June 30,                          June 30,
                                                         ----------------------------      ----------------------------
                                                            1994             1993             1994             1993
                                                         -----------      -----------      -----------      -----------
Revenues:
    Premiums..........................................   $    42,326      $    37,539      $    82,928      $    73,436
    Net investment income.............................         8,756            8,287           17,258           16,273
    Net realized investment gains (losses)............           105             (171)             239             (516)
    Other.............................................           683              461            1,258            1,049
                                                         -----------      -----------      -----------      -----------
      Total revenues..................................        51,870           46,116          101,683           90,242
                                                         -----------      -----------      -----------      -----------
Benefits and expenses:
    Death benefits....................................         5,988            5,578           12,628           11,475
    Accident and health benefits......................         3,736            3,659            7,526            7,433
    Surrender benefits and other fund withdrawals.....         3,224            3,732            6,503            6,757
    Increase in reserves..............................         6,536            4,217           12,721            9,403
    Interest and other payments on policies and
     contract funds...................................         1,112            1,006            2,144            1,879
    Amortization of deferred acquisition costs........         4,357            4,342            8,833            8,147
    Amortization of cost of insurance acquired........         1,882            2,294            3,779            4,281
    Commissions.......................................         3,801            3,566            7,288            6,789
    Other operating expenses..........................         2,815            2,849            5,466            5,827
                                                         -----------      -----------      -----------      -----------
      Total benefits and expenses.....................        33,451           31,243           66,888           61,991
                                                         -----------      -----------      -----------      -----------
      Earnings from insurance operations before
       Federal income taxes and effect of change in
       accounting principle...........................        18,419           14,873           34,795           28,251
Corporate expenses:
    Amortization of goodwill..........................           106              106              213              213
    Interest expense..................................           753            1,048            1,494            2,182
                                                         -----------      -----------      -----------      -----------
       Total corporate expenses.......................           859            1,154            1,707            2,395
                                                         -----------      -----------      -----------      -----------
Earnings before Federal income taxes and effect of
 change in accounting principle.......................        17,560           13,719           33,088           25,856
Federal income taxes:
    Current...........................................         5,231            4,461           10,063            8,221
    Deferred..........................................           947              245            1,609              707
                                                         -----------      -----------      -----------      -----------
      Total Federal income taxes......................         6,178            4,706           11,672            8,928
                                                         -----------      -----------      -----------      -----------
Earnings before effect of change in accounting
 principle............................................        11,382            9,013           21,416           16,928
    Effect of change in accounting principle..........             -                -           (1,519)               -
                                                         -----------      -----------      -----------      -----------
Net earnings applicable to common stock...............   $    11,382      $     9,013      $    19,897      $    16,928
                                                         ===========      ===========      ===========      ===========

Net earnings per common share:
     Earnings before effect of change in accounting
       principle......................................         $0.71            $0.56            $1.33            $1.05
    Effect of change in accounting principle..........             -                -             (.09)               -
                                                         -----------      -----------      -----------      -----------
      Net earnings applicable to common stock.........         $0.71            $0.56            $1.24            $1.05
                                                         ===========      ===========      ===========      ===========

Weighted average shares outstanding...................    16,088,081       16,072,977       16,087,701       16,073,216


The accompanying notes are an integral part of these financial statements.

                American Income Holding, Inc. and Subsidiaries
                     Consolidated Statements of Cash Flows
                            (Dollars in thousands)
                                  (Unaudited)

                                                                                      For Six Months Ended
                                                                                            June 30,
                                                                                  ----------------------------
Cash flows from operating activities:                                                1994             1993
                                                                                  -----------      -----------
  Earnings before effect of change in accounting principle....................    $    21,416      $    16,928
  Adjustments to reconcile earnings to net cash provided by operating activities:
      Amortization of deferred policy acquisition costs.......................          8,833            8,147
      Amortization of cost of insurance acquired..............................          3,779            4,281
      Deferred policy acquisition costs capitalized...........................        (23,762)         (18,536)
      Increase in future policy benefits......................................         12,721            9,403
      Increase in agents' balances and accounts receivable....................         (1,203)          (1,628)
      Amortization of discount on investments.................................         (1,570)            (743)
      Amortization of goodwill................................................            213              213
      Net realized investment losses (gains)..................................           (239)             516
      Deferred Federal income taxes...........................................          1,609              707
      Depreciation on property, equipment and real estate.....................            174              134
      Interest on policy loans................................................           (737)            (712)
      Increase (Decrease) in accrued investment income........................           (292)               9
      Increase in claims and other policyholder funds.........................          4,185            3,380
      Increase (Decrease) in Federal income taxes payable and other
       liabilities............................................................         (3,029)          (2,424)
      Decrease in other assets................................................            500              273
      Other noncash charges in income, net....................................              7                -
                                                                                  -----------      -----------
    Net cash provided by operating activities.................................         22,605           19,948
                                                                                  -----------      -----------
Cash flows from investing activities:
  Purchases of fixed maturities...............................................        (53,836)         (41,615)
  Sales of fixed maturities...................................................          4,885           11,386
  Maturities, calls and repayments of fixed maturities........................         42,936           27,714
  Sales and calls of equity securities........................................            500            1,162
  Funding of loans............................................................           (246)            (221)
  Real estate and other investments acquired..................................            (32)             (20)
  Real estate and other investments sold......................................              -            3,050
  Repayments of loans and other investments...................................          2,223            1,232
  Purchase of property and equipment..........................................           (139)             (52)
  Change in policy loans......................................................            241              587
                                                                                  -----------      -----------
    Net cash provided (used) in investing activities..........................         (3,468)           3,223
                                                                                  -----------      -----------
Cash flows from financing activities:
  Debt issuance costs.........................................................           (310)               -
  Proceeds from issuance of long-term debt....................................         80,000                -
  Cash dividends paid.........................................................         (2,518)          (1,571)
  Repayment of long-term debt.................................................       (102,000)         (23,500)
                                                                                  -----------      -----------
    Net cash used in financing activities.....................................        (24,828)         (25,071)
                                                                                  -----------      -----------
Effect of exchange rate changes on cash.......................................            (94)               -
                                                                                  -----------      -----------
Net decrease in cash and cash equivalents.....................................         (5,785)          (1,900)

Cash and cash equivalents:
  Beginning of period.........................................................         40,946           20,641
                                                                                  -----------      -----------
  End of period...............................................................    $    35,161      $    18,741
                                                                                  ===========      ===========
Supplementary disclosures of cash flow information:
  Interest paid...............................................................    $     1,358      $     2,115
                                                                                  ===========      ===========
  Income taxes paid...........................................................    $    11,590      $    10,420
                                                                                  ===========      ===========

The accompanying notes are an integral part of these financial statements.

                American Income Holding, Inc. and Subsidiaries
                  Notes to Consolidated Financial Statements
                                  (Unaudited)

1.   Basis of Presentation

     The financial statements included herein have been prepared by the Registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally required under generally accepted accounting principles have been omitted pursuant to such rules and regulations. It is suggested that these financial statements be read in conjunction with the consolidated financial statements and the notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1993. However, this information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair statement of the results of the interim periods. The results of operations for the six month period ended June 30, 1994, are not necessarily indicative of the results to be expected for the full year.

2.   Federal Income Taxes

     On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted. The Act retroactively increased the Company's marginal Federal income tax rate from 34% to 35% beginning January 1, 1993. The effect of this retroactive change in tax law was reported as a charge of $2.0 million reflected in Federal income taxes for the quarter ended September 30, 1993. Previous quarters have not been restated to give effect to this retroactive tax rate increase. Therefore, for financial reporting purposes, the applicable U.S. Federal income tax rate for the first and second quarters of 1993 was 34.0% as compared to 35.0% for subsequent periods.

3.   Change in Accounting Principle

     In May 1993, the FASB issued Statement No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (FASB 115). Beginning January 1, 1994, FASB 115 changed the Company's method of accounting for fixed maturity investments that are available for sale from the lower of cost or market method to the fair value method. Unrealized investment gains and losses (net of tax effect) on the Company's fixed maturity investments, all of which are classified as available for sale, are now reported as a net amount in a separate component of stockholders' equity. Thus, on January 1, 1994, the net unrealized investment gain of applying this new accounting standard increased stockholders' equity by $7.4 million, or $0.47 per share. As of June 30, 1994, due to an increase in the market level of interest rates, the net unrealized investment loss was $5.1 million, or $0.32 per share.

     Prior to 1994, generally accepted accounting principles required that whenever the future undiscounted cash flows of certain investments, including the Company's investment in "planned amortization class interest only certificates" ("PAC-IO certificates"), are expected to be less than book value, the book value of such investments must be written down to an amount equal to the sum of undiscounted future cash flows, thereby producing no yield in future periods unless actual future cash payments received exceed the expected cash flow estimated in computing the write down. FASB 115 changed this rule to require that such investments should be carried at values that produce the same yields as risk-free investments with comparable maturities. Since the PAC-IO certificates had been yielding less than the risk free rate, it was necessary to reduce their carrying value by $2.3 million ($1.5 million, net of tax effect), causing a charge to net earnings on January 1, 1994 of $1.5 million or $0.09 per share reported in the first quarter of 1994 as a cumulative effect of a change in accounting principle.

4.   Stockholders' Equity

     Foreign currency translation: For foreign operations (Canada), the balance sheet accounts are translated at the current period exchange rate and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are made directly to a separate component of stockholders' equity. Exchange gains and losses are not material.

     Net unrealized investment gain/loss, net of tax effect: See discussion concerning implementation of FASB 115 in note 3 above.

5.   Contingencies

     In 1992, when the Internal Revenue Service (IRS) completed its examination of the Company's federal income tax returns through 1988 and proposed certain tax adjustments, the Company protested the proposed adjustments to the IRS Regional Appeals Office. All issues, except one that will now be litigated, were settled during the appeal process. The Company's tax advisor has indicated that the Company's position should prevail. An unfavorable decision would result in a charge to earnings, but would not have a material effect on the Company's financial position. Since the matter involves, in essence, the timing for a deduction, an adverse judgement would delay deductibility, resulting in a net effect equal to the interest rate/opportunity cost during the period from the Company's original deduction to the date of actual deduction. The net present value of such effect would not be material.

6.   Refinancing

     On December 30, 1993, the Company committed to a new revolving credit agreement that provided for the refinancing of the Company's $80 million of outstanding indebtedness on more favorable terms, including a reduction in interest rate by 75 basis points, increased flexibility for common stock dividend payments and lower recurring annual fees.

7.   Reclassification

     Certain amounts in the accompanying 1993 interim financial statements have been reclassified to conform with the 1994 presentation.

                                                                       Item 7(b)

                             TORCHMARK CORPORATION
                                      AND
                         AMERICAN INCOME HOLDING, INC.

             PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  The following unaudited pro forma consolidated condensed balance sheet as of June 30, 1994 and the unaudited pro forma consolidated condensed statements of income for the year ended December 31, 1993 and the six month period ended June 30, 1994 give effect to the acquisition of American Income by Torchmark and to the related pro forma adjustments described in the notes to such pro forma financial statements. This transaction will be accounted for as a purchase by Torchmark and will be reported from the date of acquisition of control of American Income in Torchmark's consolidated financial statements. These pro forma financial statements do not purport to be indicative of the results which would actually have been obtained if the acquisition had been effected as of the beginning of the periods for which the statements are shown or which may be obtained in the future.

  These pro forma financial statements have been prepared based on estimates and assumptions deemed appropriate at the present time. The final determination of the effect of the purchase on Torchmark's earnings and balance sheet will be based on a more exact calculation of the value of American Income's net assets as of the actual purchase date, and other relevant factors, including refinements of estimates resulting from further analyses. These pro forma financial statements should be read in conjunction with the historical financial statements of Torchmark and American Income incorporated by reference or included elsewhere herein.

                            TORCHMARK CORPORATION
                                     AND
                         AMERICAN INCOME HOLDING, INC.

          PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET--(UNAUDITED)
                              AS OF JUNE 30, 1994
                             (AMOUNTS IN THOUSANDS)

                                     ASSETS

                                     AMERICAN                          PRO FORMA
                          TORCHMARK   INCOME  PRO FORMA ADJUSTMENTS   CONSOLIDATED
                          ---------- -------- ----------------------  ------------
                                                   NOTES B & C
Investments.............  $5,141,285 $441,135             $ (196,775)  $5,385,645
Investment in unconsoli-
 dated subsidiaries.....      83,295        0 $ (565,000)    565,000       83,295
Deferred acquisition
 costs..................     943,683   98,558    (98,558)                 943,683
Value of insurance pur-
 chased.................     124,185   93,587    (93,587)    192,004      316,189
Goodwill................     176,136    6,318     (6,318)    376,160      552,296
Other assets............     985,031   54,348                           1,039,379
                          ---------- -------- ----------  ----------   ----------
 Total assets...........  $7,453,615 $693,946 $ (763,463) $  936,389   $8,320,487
                          ========== ======== ==========  ==========   ==========


                      LIABILITIES AND SHAREHOLDERS' EQUITY


Policy liabilities......  $4,084,505 $362,325 $ (362,325) $  375,385   $4,459,890
Income taxes payable....     267,511   59,277     (4,620)                 322,168
Long-term debt..........     792,550   58,000                175,000    1,025,550
Other liabilities.......   1,057,671   10,605                           1,068,276
                          ---------- -------- ----------  ----------   ----------
 Total liabilities......   6,202,237  490,207   (366,945)    550,385    6,875,884
Series A Preferred Secu-
 rities.................           0        0                193,225      193,225
Shareholders' equity....   1,251,378  203,739   (203,739)               1,251,378
                          ---------- -------- ----------  ----------   ----------
 Total liabilities and
  shareholders'
  equity................  $7,453,615 $693,946 $ (570,684) $  743,610   $8,320,487
                          ========== ======== ==========  ==========   ==========

                See the Notes to Pro Forma Financial Statements.

                            TORCHMARK CORPORATION
                                     AND
                         AMERICAN INCOME HOLDING, INC.

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME--(UNAUDITED)
                    FOR THE SIX MONTHS ENDED JUNE 30, 1994
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                               AMERICAN   PRO FORMA   PRO FORMA
                                    TORCHMARK   INCOME   ADJUSTMENTS CONSOLIDATED
                                    ---------  --------  ----------- ------------
                                                         NOTES B & D
Premium............................ $688,314   $82,928                $ 771,242
Net investment income..............  164,893    17,258    $ (7,019)     175,132
Other income.......................  109,903     1,497                  111,400
                                    --------   -------    --------    ---------
 Total revenue.....................  963,110   101,683      (7,019)   1,057,774
Policy benefits....................  455,406    41,522         584      497,512
Acquisition expenses...............   89,928    12,612                  102,540
Other expense......................  176,572    12,754                  189,326
Interest expense...................   36,156     1,494       4,813       42,463
Amortization of goodwill...........    2,508       213       4,427        7,148
                                    --------   -------    --------    ---------
 Total expense.....................  760,570    68,595       9,824      838,989
                                    --------   -------    --------    ---------
 Pretax income.....................  202,540    33,088     (16,843)     218,785
Income taxes.......................  (66,212)  (11,672)      4,346      (73,538)
Equity in earnings of
 unconsolidated subsidiaries.......    4,147         0                    4,147
                                    --------   -------    --------    ---------
 Earnings before effect of change
  in accounting principle..........  140,475    21,416     (12,497)     149,394
Effect of change in accounting
 principle.........................        0    (1,519)                  (1,519)
                                    --------   -------    --------    ---------
 Net income........................  140,475    19,897     (12,497)     147,875
Dividends to preferred
 shareholders......................     (804)        0      (4,550)      (5,354)
                                    --------   -------    --------    ---------
 Net income available to common
  shareholders..................... $139,671   $19,897    $(17,047)   $ 142,521
                                    ========   =======    ========    =========
Net income per share...............    $1.92                              $1.96
                                    ========                          =========
Average shares outstanding.........   72,628                             72,628

                See the Notes to Pro Forma Financial Statements.

                            TORCHMARK CORPORATION
                                     AND
                         AMERICAN INCOME HOLDING, INC.

      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME--(UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1993
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                             AMERICAN   PRO FORMA   PRO FORMA
                                 TORCHMARK    INCOME   ADJUSTMENTS CONSOLIDATED
                                 ----------  --------  ----------- ------------
                                                       NOTES B & D
Premium......................... $1,492,910  $151,612               $1,644,522
Net investment income...........    372,470    32,107   $(12,350)      392,227
Other income....................    311,455     2,032                  313,487
                                 ----------  --------   --------    ----------
 Total revenue..................  2,176,835   185,751    (12,350)    2,350,236

Policy benefits.................    971,556    74,959        957     1,047,472
Acquisition expenses............    187,073    24,893                  211,966
Other expense...................    506,622    25,383                  532,005
Interest expense................     67,261     4,189      9,625        81,075
Amortization of goodwill........      2,917       426      8,854        12,197
                                 ----------  --------   --------    ----------
 Total expense..................  1,735,429   129,850     19,436     1,884,715
                                 ----------  --------   --------    ----------
 Pretax income..................    441,406    55,901    (31,786)      465,521
Income taxes....................   (153,086)  (21,476)     8,026      (166,536)
Equity in earnings of
 unconsolidated subsidiaries....      1,952                              1,952
Minority interest in
 consolidated affiliates........    (10,696)                           (10,696)
                                 ----------  --------   --------    ----------
 Earnings before extraordinary
  charge and effect of change in
  accounting principles.........    279,576    34,425    (23,760)      290,241
Extraordinary charge............          0      (638)                    (638)
Effect of change in accounting
 principles.....................     18,403                             18,403
                                 ----------  --------   --------    ----------
 Net income.....................    297,979    33,787    (23,760)      308,006
Dividends to preferred
 shareholders...................     (3,289)              (9,100)      (12,389)
                                 ----------  --------   --------    ----------
 Net income available to common
  shareholders.................. $  294,690  $ 33,787   $(32,860)   $  295,617
                                 ==========  ========   ========    ==========
Net income per share:
Earnings before extraordinary
 charge and effect of change in
 accounting principles..........       3.76                               3.78
Extraordinary charge............                                         (0.01)
Effect of change in accounting
 principles.....................       0.25                               0.25
                                 ----------                         ----------
Net income per share............      $4.01                              $4.02
                                 ==========                         ==========
Average shares outstanding......     73,502                             73,502

                See the Notes to Pro Forma Financial Statements.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                                  (UNAUDITED)

  (a) The pro forma consolidated condensed balance sheet as of June 30, 1994 assumes that the acquisition of American Income has occurred as of June 30, 1994 and that as of such date American Income's assets and liabilities were adjusted to fair value in accordance with generally accepted accounting principles, and that such adjustments to fair value would have been equivalent to the adjustments made as of the purchase date. The pro forma consolidated condensed statements of income assume that the purchase of American Income and the comparable adjustments were made as of the beginning of the pro forma periods.

  (b) The pro forma statements assume the issuance of $200 million of Series A Preferred Securities, $175 million debt, and the sale of investments to provide cash to purchase the stock.

  (c) For purposes of determining the pro forma effect of the acquisition of American Income on Torchmark's consolidated balance sheet, American Income's net assets have been adjusted to fair value as follows:

     (1) Investments were recorded at estimated market values.

     (2) Policy reserves were adjusted based on actuarial estimates using current assumptions (including provision for adverse deviation), as to expected mortality, withdrawals, expenses and interest.

     (3) The cost of insurance acquired, which represents the present value of future profits or acquired insurance in force, was determined based on assumptions consistent with those utilized in restating insurance reserves as discussed in (2) above.

     (4) Deferred acquisition costs were eliminated.

     (5) Deferred income taxes were adjusted to reflect the revaluation of the above items.

     (6) The fair value of other assets and liabilities approximated book value.

     (7) Goodwill was recorded to represent the difference in the purchase price and the fair value of net assets acquired.

  (d) The principal adjustments in the pro forma statements of income recognize the following items in adjusting American Income's historical income:

     (1) Additions to insurance reserves utilized assumptions described in Note (c)(2) above.

     (2) The cost of insurance acquired was amortized over the estimated remaining premium-paying period of the insurance in force at the assumed dates of the acquisition, which is substantially the same in amount as historical policy acquisition costs.

     (3) Additional interest expense, dividends, and reduced investment income were recorded to give effect to the purchase. Torchmark anticipates entering into interest rate swap agreements in the same amount as the Series A Preferred Securities and interest has been assumed to be swapped to a variable rate.

     (4) Goodwill was amortized over a period of 40 years.

     (5) Pro forma federal income tax adjustments were based on the above pro forma adjustments.